Contact:	Julia McCartney, 714.667.8252, ext. 230 julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Nutfield Professional Center in Derry, N.H.

SANTA ANA, Calif. (June 5, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition Nutfield Professional Center, a medical office building consisting of 22 office condominiums in the Manchester-suburb of Derry, N.H.

Located at 44 Birch Street, Nutfield Professional Center consists of approximately 70,000 square feet of gross leaseable area. Built in 1963, Nutfield Professional Center was renovated in 1990 and again in 1996. Nutfield Professional Center is master-leased to HCA Health Services of New Hampshire, Inc., a subsidiary of Hospital Corporation of America, Inc., one of the largest for-profit health systems in the United States.

“Nutfield Professional Center is a high quality asset located adjacent to Parkland Medical Center, an 86-bed regional acute care hospital also operated by HCA Health Services of New Hampshire, Inc. that is currently undergoing multiple facility and service enhancements,” said Danny Prosky, Executive Vice President of Acquisitions for Grubb & Ellis Healthcare REIT.  “Close proximity to a major regional hospital is extremely attractive for medical office buildings, making this acquisition a valuable addition to the Grubb & Ellis Healthcare REIT portfolio.”

In 2006, Parkland Medical Center earned the Quality Respiratory Care Recognition award from the American Association for Respiratory Care as well as the Business of the Year award from the Greater Derry Chamber of Commerce.

Nutfield Professional Center offers 337 parking spaces for visitors and tenants and is located within close proximity to Highway 28.

Nutfield Professional Center was acquired from an unaffiliated third party. Grubb & Ellis Healthcare REIT financed the acquisition through utilization of its line of credit.

As of May 23, 2008, Grubb & Ellis Healthcare REIT has sold approximately 33.6 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $335 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and, as of June 3, 2008, has made 30 geographically diverse acquisitions valued at approximately $574 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the importance that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the local economy and demand for healthcare related services in the greater Derry, New Hampshire area; the strengths and financial condition of Parkland Medical Center; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.